JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST III

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

JPMORGAN INSURANCE TRUST

JPMORGAN INSTITUTIONAL TRUST

UNDISCOVERED MANAGERS FUNDS

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

DEFERRED COMPENSATION PLAN FOR ELIGIBLE TRUSTEES

As Restated August 17, 2016

ARTICLE	1. DEFINITIONS

The following terms when used in this Plan have the designated meanings unless a different meaning is clearly required by the context.

1.1 Account means the record maintained on the books of each of the Funds to reflect deferrals of Compensation by a Participant pursuant to Section 2.2.

1.2 Beneficiary means the person or persons designated pursuant to Article 4 to receive a benefit if a Participant dies before his or her benefit under this Plan has been paid. A Primary Beneficiary means a person designated to receive the benefit by Participant. If no Primary Beneficiary is living at the time of Participant’s death, a Contingent Beneficiary shall receive payments in lieu of a Primary Beneficiary. No payment shall be made to a Contingent Beneficiary if a Primary Beneficiary is living.

1.3 Board means the Board of Trustees of each of the Funds.

1.4 Code means the Internal Revenue Code of 1986, as amended.

1.5 Compensation means, for any Eligible Trustee, the total amount of trustee’s fees payable by the applicable Fund, whether as retainer or as incremental compensation for service as Chairman of the Funds, or as Chairman of a Committee of the Board, to such Trustee with respect to a calendar year.

1.6 Disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, determined in accordance with Code section 409A.

1.7 Deferral Election means the Deferral and Payment Date Election Form, in the form prescribed by the Plan Administrator.

1.8 Eligible Trustee means an individual who is a Trustee of one or more of the Funds which have adopted the Plan but who is not an employee of the Funds’ investment adviser, distributor or administrator, or any of their affiliates.

1.9 Fund means any regulated investment company, existing or to be created, in a series or otherwise, managed or administered by JPMorgan Asset Management or any of its affiliates and Funds mean all such regulated investment companies. Each Fund is a separate service recipient within the meaning of section 409A.

1.10 Participant means an Eligible Trustee who has deferred Compensation pursuant to this Plan and who has an Account to which amounts stand credited, and any Trustee of The One Group or the One Group Investment Trust who was a participant under the Deferred Compensation Plan for Trustees of The One Group or the One Group Investment Trust as of December 31, 2004.

1.11 Payment Date means a date designated pursuant to Section 2.3 for payment of a Participant’s Account to be paid or commence.

1.12 Plan means this Deferred Compensation Plan for Eligible Trustees as hereby amended and restated effective August 17, 2016, and as hereinafter amended from time to time. Each Fund has, and any future Fund shall, adopt this single plan document to set forth the terms of each deferred compensation arrangement between a Fund and the Eligible Trustees who have made deferral elections with respect to Compensation payable by such Fund. Although all the Funds’ deferred compensation arrangements are intended to operate identically for ease of administration and consistency across the entire fund complex, each Fund’s deferral arrangement is a separate legal obligation maintained as such on the Fund’s books and records. References to “Plan” hereunder means each such arrangement without distinction except as expressly provided herein.

1.13 Plan Administrator means the Governance Committees of the Funds and such individual or individuals appointed from time to time by such Committees to assist in the administration of the Plan. The members of such Governance Committees shall not be “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940) of any of the Funds. The term “Plan Administrator” as used in this Plan shall refer to the members of such Committees, either individually or collectively, and their delegees, as appropriate.

1.14 Termination of Service generally means the date the Trustee is no longer providing services as a Trustee for the applicable Trust on behalf of a Fund, provided that whether or not a Trustee has a termination of service shall be determined in accordance with the definitions of “separation from service” and “termination of employment” under section 409A of the Code and applicable regulations thereunder.

1.15 Valuation Date means the last business day of each calendar quarter and any other day that the Plan Administrator designates for valuation of an Account.

Since this Plan document sets forth a separate plan with respect to each Fund, references to “Fund,” “Plan,” “Account” and the like refer to the applicable plan.

ARTICLE	2. DEFERRALS

2.1 Accounts. The Plan Administrator shall establish an Account for each Eligible Trustee who elects to defer Compensation pursuant to Section 2.2. Amounts deferred pursuant to Section 2.2 shall be credited to such Account, subject to adjustment for deemed gains or losses pursuant to Section 2.7,.

2.2 Deferral of Compensation. An Eligible Trustee may elect to direct the Funds to pay some or all of the Compensation otherwise payable to him by each Fund as deferred compensation under this Plan by submitting to the Plan Administrator a Deferral and Payment Election Form (as such form is prescribed by the Plan Administrator from time to time).

2.2.1 Timing of Deferral Election. Any Deferral Election shall be made before the first day of the calendar year in which the services are performed for which payment would have been made to the Trustee but for the Deferral Election.

2.2.2 Initial Election. Notwithstanding the foregoing, any Eligible Trustee who is first elected or appointed to the Board during a calendar year of the Fund may make an initial Deferral Election within 30 days of becoming an Eligible Trustee to defer Compensation for services to be performed after the effective date of the election.

2.2.3 Deferral Election Continues in Effect. A Deferral Election shall be irrevocable for a full calendar year, or for the portion of the calendar year remaining after the effective date of a mid-year election by a newly-Eligible Trustee, once the applicable election deadline described in Section 2.2.1 or 2.2.2 (or such earlier deadline as may be set by the Plan Administrator) expires, and shall continue in effect for each subsequent calendar year unless the Trustee ceases to serve as a Trustee, or modifies or terminates the election in accordance with Section 2.2.4

2.2.4 Change in Deferral Election. A Participant may cancel or modify the amount of his Compensation deferrals for the next commencing calendar year by submitting to the Plan Administrator a new Deferral and Payment Date Election Form before the end of the calendar year preceding the calendar year for which the change is to be effective.

2.3 Payment Date.

2.3.1 Designation of Payment Date. The initial Deferral Election made pursuant to Section 2.2 shall specify a date for the payment (or commencement of payment) of the value of the Participant’s Account and the form of payment. Administrative delays in making the actual payment will not affect the Payment Date, provided that actual payment is made within the applicable grace period prescribed by regulations under section 409A of the Code. The Payment Date shall be one of the following:

(i) January 1 of a specified calendar year.

(ii) The first day of the quarter following the Trustee’s termination of service as a Trustee.

(iii) The later of (a) January 1 of a specified calendar year or (b) the first day of the quarter following the Trustee’s termination of service as a Trustee.

(iv) The earlier of (a) January 1 of a specified calendar year or (b) the first day of the quarter following the Trustee’s termination of service as a Trustee.

2.4 Form of Payment. An initial Deferral Election must specify the form of payment selected for the entire Account. The form of payment shall be one of the following:

(i) lump sum payment on the date designated pursuant to Section 2.3.1);

(ii) quarterly installments over a period of five years (to commence on the date designated pursuant to Section 2.3.1); or

(iii) quarterly installments over a period of ten (10) years (to commence on the date designated pursuant to Section 2.3.1).

Installment payments shall together be considered a single payment within the meaning of section 409A of the Code and applicable regulations thereunder for purposes of applying the provisions of Section 2.3, this Section 2.4 and Section 2.5.

2.5 Change of Payment Date or Form. A Participant may submit a revised Deferral and Payment Election Form to change a Payment Date initially designated pursuant to Sections 2.3.1 or to change the form of payment elected under Section 2.4 under the following conditions:

(i) The Participant submits a revised Deferral Election identifying a new Payment Date or form of payment to the Plan Administrator at least twelve months prior to the date of the originally scheduled payment;

(ii) The revised Deferral and Payment Election Form shall not be considered effective until 12 months after it is received by the Plan Administrator;

(iii) The revised Deferral and Payment Election Form specifies a new Payment Date that is at least five (5) years after the date the payment was originally scheduled to be made, determined in accordance with applicable regulations under section 409A of the Code.

2.6 Irrevocability. Except as provided in Section 2.5, a designation of a Payment Date and an election of the form of payment shall be irrevocable; provided, however, that payment on account of death of a Participant may be made as provided in Section 2.8.

2.7 Value of Participants’ Accounts. Compensation deferrals shall be allocated to each Participant’s Account on the first business day following the date such Compensation is withheld from the Trustee’s Compensation and shall be deemed invested pursuant to this Section 2.7 as soon as practicable thereafter.

2.7.1 Crediting of Income, Gains and Losses. As of each Valuation Date, income, gain and loss equivalents (determined as if the Account is invested in the manner set forth below) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Account.

2.7.2 Deemed Investment of Account Balance. The Participant may select, from various options made available by the Funds, the Funds in which all or part of his Account shall be deemed to be invested (the “Deemed Investment Elections”).

(i) The Participant shall designate Deemed Investment Elections on a form provided by the Plan Administrator which shall remain effective until a subsequent Deemed Investment Election has been submitted by the Participant and received by the Plan Administrator.

(ii) The Participant may modify his Deemed Investment Elections as of the end of each calendar quarter by giving written direction to the Plan Administrator at least thirty (30) days prior to the end of such calendar quarter. A Participant may only modify Deemed Investment Elections once per calendar quarter. The Participant shall designate whether modified Deemed Investment Elections shall apply to amounts already deferred (a “Rebalancing”) or to prospective deferrals. Changes to a Participant’s Deemed Investment Elections shall become effective as soon as practicable after the first day of the calendar quarter following receipt by the Plan Administrator.

(iii) Any changes to the Funds to be made available to the Participant, and any limitation on the maximum or minimum percentages of the Participant’s Account that may be invested in any particular Fund, shall be communicated from time-to-time to the Participant by the Plan Administrator.

2.7.3 Default Provision. Except as provided below, the Participant’s Account shall be deemed to be invested in accordance with his Deemed Investment Elections, provided such designations conform to the provisions of this Section. Notwithstanding the above, the Board, in its sole discretion, may disregard the Participant’s Deemed Investment Elections and determine that all Compensation deferrals shall be deemed to be invested in a Fund (the “Default Fund”) as determined by the Board (which may change from time to time). If any Fund under which any portion of the Participant’s Account is deemed to be invested ceases to exist, such portion of the Account thereafter shall be deemed held in the successor to such Fund, or in the Default Fund, subject to future Deemed Investment Elections.

2.8 Beneficiary Designations.

2.8.1 Designated Beneficiary. Each Participant shall also submit a Beneficiary Designation form in the manner as prescribed by the Plan Administrator from time to time, designating one or more Beneficiary(ies) to receive payment pursuant to this Section 2.8 in the event of the Participant’s death. A Participant may designate one or more Primary Beneficiary(ies) and one or more Contingent Beneficiary(ies) who will only receive benefits if no Primary Beneficiary is living. A Participant may assign shares to each such Beneficiary. A Participant may change one or more Beneficiaries by submitting a properly executed Beneficiary Designation Form. The most recent properly executed Beneficiary Designation Form shall govern.

2.8.2 Absence of Beneficiary. If there is no properly designated Beneficiary living at the time of a Participant’s death, the Participant’s benefit hereunder shall be paid to the Participant’s estate. If a designated Beneficiary dies before Participant, and Participant later dies, the amount designated for such Beneficiary shall be paid to Participant’s estate.

2.8.3 Common Death. If a Participant and the Participant’s Beneficiary die in a common accident or disaster, or under circumstances that make it difficult or impractical to determine who survived the other, then for purposes of distribution of benefits under this Plan, such Beneficiary shall be deemed to have died before the Participant.

2.9 Statements. The Fund shall provide each Participant with an annual statement showing such information as is appropriate, including the aggregate amount credited to the Account, as of a reasonably current date.

ARTICLE 3. PAYMENT OF BENEFITS

3.1 Nonforfeitability. A Participant’s right to a deferred amount of Compensation adjusted for deemed investment gains and losses shall be fully vested and nonforfeitable at all times.

3.2 Income. Any payment made pursuant to Sections 3.3 or 3.4 shall include the income, gains and losses calculated in the manner described in Section 2.7 as of the Valuation Date immediately preceding the Payment Date (or, as applicable, the date of a subsequent installment payment).

3.3 Time of Payment. The amount credited to the Account of a Participant shall be paid to him in cash on (or commencing on) the Payment Date designated pursuant to Section 2.3 in the form designated in accordance with Section 2.3, provided that if the Participant should die before receiving his entire Account balance, his Beneficiary shall receive the payment(s) he would have received at the same time as the Participant would have been paid had he survived, without regard to whether payment to the Participant had already begun at the time of his death.

3.4 Withdrawal for Hardship.

3.4.1 Authorization. The Board may permit a Participant who demonstrates a hardship to withdraw from the Plan an amount no greater than the amount determined by the Plan Administrator to be reasonably necessary to alleviate such hardship in accordance with section 409A of the Code and applicable regulations thereunder.

3.4.2 Hardship. For purposes of this Section 3.4, a hardship means an unforeseeable emergency as defined by section 409A of the Code and applicable regulations thereunder.

3.4.3 Procedures for Requesting A Hardship Distribution. Hardship distributions shall be permitted pursuant to the written procedures adopted by the Plan Administrator as of November 12, 2008, as the same may be amended from time to time. Any such request shall be in writing and shall include such supporting documentation as the Plan Administrator deems necessary to determine whether the Participant’s request complies with section 409A of the Code. Payment pursuant to an approved Hardship request shall be allocated to the deferred compensation obligation of each Fund in accordance with uniform rules established by the Plan Administrator.

3.5 Source of Payment. The Compensation deferred pursuant to this Plan (and the income, gains and losses credited thereon) shall be the general obligation of each Fund with respect to its separate deferral arrangement. The claim of a Participant or Beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the applicable Funds. No trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder. The Funds shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, if in order to cover its obligations hereunder a Fund elects to purchase any investments, the same shall continue for all purposes to be a part of the general assets and property of the Fund, subject to the claims of its general creditors, and no person other than the Fund shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor.

3.6 Withholding. All amounts credited to Participants’ Accounts pursuant to this Plan and all payments under the Plan shall be subject to any applicable withholding requirements imposed by any tax (including, without limitation, FICA) or other law. Satisfaction of all such obligations shall be done in accordance with applicable regulations under section 409A, which may include acceleration of payment of amounts needed to pay taxes due as a result of participation in the Plan. As permitted by applicable regulations, one of the Funds may act as the paying and reporting agent for all of the Funds.

3.7 Right of Offset. To the extent permitted by section 409A of the Code, any amount payable pursuant to this Plan shall be reduced at the discretion of the Plan Administrator to take account of any amount due, and not paid, by the Participant to the applicable Fund at the time payment is to be made hereunder.

3.8 Restrictions on Acceleration of Payments. No acceleration of payments under the Plan shall be permitted except as provided elsewhere in this Plan (including Sections 3.4, 3.6 and 6.1) or--

3.8.1 to make payment to a spouse, former spouse, child or other dependent of an employee if and to the extent required by a domestic relations order as defined in section 414(p)(1)(B) of the Code;

3.8.2 to the extent reasonably necessary to comply with any applicable federal, state or foreign ethics of conflict of interest laws in accordance with section 409A of the Code and regulations thereunder; or

3.8.3 to pay any amount required to be included in income as a result of a failure of the Plan to comply with the requirements of section 409A and the Regulations.

The foregoing shall be applied in accordance with section 409A of the Code and the regulations thereunder.

ARTICLE 4. FACILITY OF PAYMENT

4.1 Payment to Incompetent. If any person entitled to benefits under this Plan shall be a minor or shall be physically or mentally incompetent in the judgment of the Plan Administrator, such benefits may be paid, subject to section 409A, in any one or more of the following ways, as the Plan Administrator in his sole discretion shall determine:

(i) to the legal representatives of such minor or incompetent person;

(ii) directly to such minor or incompetent person; or

(iii) to a parent or guardian of such minor or incompetent person, to the person with whom such minor or incompetent person resides, or to a custodian for such minor under the Uniform Gifts to Minors Act (or similar statute) of any jurisdiction.

Payment to any person in accordance with the foregoing provisions of this Section 4.1 shall to that extent discharge the applicable Funds and the Plan Administrator, who shall not be required to see to the proper application of any such payment.

4.2 Doubt as to Right to Payment. If any doubt exists as to the right of any person to any benefits under this Plan or the amount or time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which any notice has been received from any other person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Plan Administrator may, in his discretion, direct that payment of such benefits be deferred until such right or amount or time is determined, or pay such benefits into a court of competent jurisdiction in accordance with appropriate rules of law, or direct that payment be made only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Plan Administrator).

4.3 Spendthrift Clause. No right to any amount payable at any time under this Plan may be anticipated, assigned (either at law or in equity), transferred, pledged, encumbered, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, whether pursuant to a “qualified domestic relations order” as defined in section 414(p) of the Internal Revenue Code or otherwise.

ARTICLE 5. ADMINISTRATION AND RESERVATION OF RIGHTS

5.1 Plan Administrator. Authority to administer the Plan shall be vested in the Plan Administrator, who shall have the power and discretion to, directly or indirectly (through delegation to others):

(i) promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan;

(ii) determine all questions arising in the administration, interpretation and application of the Plan, including questions of eligibility and of the status and rights of Participants and any other persons hereunder, provided that the Plan at all times shall be interpreted and administered in conformity with section 409A of the Code and applicable regulations thereunder;

(iii) decide any dispute arising hereunder; provided, however, that no Plan Administrator shall participate in any matter involving any questions relating solely to his own participation or benefits under this Plan;

(iv) advise the Boards of Trustees of the Funds regarding the known future need for funds to be available for distribution;

(v) correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan;

(vi) compute the amount of benefits and other payments which shall be payable to any Participant in accordance with the provisions of the Plan and to determine the person or persons to whom such benefits shall be paid;

(vii) make recommendations to the Boards of Trustees of the Funds with respect to proposed amendments to the Plan;

(viii) file all reports with government agencies, Participants and other parties as may be required by law, whether such reports are initially the obligation of the Funds, or the Plan;

(ix) delegate such of the Plan Administrator’s duties to third parties, including but not limited to the investment adviser to the Funds, as the Plan Administrator deems appropriate; and

(x) have all such other powers as may be necessary to discharge its duties hereunder.

5.2 Claims Procedure. If the Plan Administrator denies any Participant’s or Beneficiary’s claim for benefits under the Plan:

(i) the Plan Administrator shall notify such Participant or Beneficiary of such denial by written notice which shall set forth the specific reasons for such denial; and

(ii) the Participant or Beneficiary shall be afforded a reasonable opportunity for a full and fair review by the Board of the decision to deny his claim for Plan benefits.

5.3 Action by Plan Administrator. The Plan Administrator may elect a Chairman and Secretary from among its members and may adopt rules for the conduct of its business. A majority of the members then serving shall constitute a quorum for the transacting of business. All resolutions or other action taken by the Plan Administrator shall be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by at least a majority of the members. All documents, instruments, orders, requests, directions, instructions and other papers shall be executed on behalf of the Plan Administrator by either the Chairman or the Secretary of the Plan Administrator, if any, or by any member or agent of the Plan Administrator duly authorized to act on the Plan Administrator’s behalf.

5.4 Participation by Plan Administrators. No Plan Administrator shall be precluded from becoming a Participant in the Plan if he would be otherwise eligible, but he shall not be entitled to vote or act upon matters or to sign any documents relating specifically to his own participation under the Plan, except when such matters or documents relate to benefits generally. If this disqualification results in the lack of a quorum, then the Boards of Trustees, by majority vote of the members of a majority of such Boards of Trustees (a “Majority Vote”), shall appoint a sufficient number of temporary Plan Administrators, who shall serve for the sole purpose of determining such a question.

5.5 Agents and Expenses. The Plan Administrator may employ agents and provide for such clerical, legal, actuarial, accounting, medical, advisory or other services as it deems necessary to perform its duties under this Plan. The cost of such services and all other expenses incurred by the Plan Administrator in connection with the administration of the Plan shall be allocated to each Fund pursuant to the method utilized under Section 3.6 hereof with respect to costs related to benefit accruals. The Plan Administrator shall serve without special compensation.

5.6 Allocation of Duties. The duties, powers and responsibilities reserved to the Plan Administrator may be allocated among its members so long as such allocation is pursuant to written procedures adopted by the Plan Administrator, in which case no Plan Administrator shall have any liability, with respect to any duties, powers or responsibilities not allocated to him, for the acts or omissions of any other Plan Administrator.

5.7 Delegation of Duties. The Plan Administrator may delegate any of its duties to employees of one or more of the Funds, or to any other person or firm.

5.8 Plan Administrator’s Action Conclusive. Any action on matters within the discretion of the Plan Administrator shall be final and conclusive.

5.9 Records and Reports. The Plan Administrator shall maintain adequate records of its actions and proceedings in administering this Plan and shall file all reports and take all other actions as it deems appropriate in order to comply with any federal or state law.

5.10 Information from the Funds. The Funds shall promptly furnish all information to the Plan Administrator to permit it to perform its duties under this Plan. The Plan Administrator shall be entitled to rely upon the accuracy and completeness of all information furnished to it by the Funds, unless it knows or should have known that such information is erroneous.

5.11 Reservation of Rights by Boards of Trustees. When rights are reserved in this plan to the Boards of Trustees, such rights shall be exercised only by Majority Vote of the Boards of Trustees, except where the Boards of Trustees, by unanimous written resolution, delegate any such rights to one or more persons or to the Plan Administrator. Subject to the rights reserved to the Boards of Trustees as set forth in this Plan, no member of the Boards of Trustees shall have any duties or responsibilities under this Plan, except to the extent he shall be acting in the capacity of a Plan Administrator.

5.12 Liability and Indemnification.

5.12.1 The Plan Administrator shall perform all duties required of it under this Plan in a prudent manner. The Plan Administrator shall not be responsible in any way for any action or omission of the Funds or their employees in the performance of their duties and obligations as set forth in this Plan. The Plan Administrator also shall not be responsible for any act or omission of any of its agents provided that such agents were prudently chosen by the Plan Administrator and that the Plan Administrator relied in good faith upon the action of such agents.

5.12.2 Except for its own gross negligence, willful misconduct or willful breach of the terms of this Plan, the Plan Administrator shall be indemnified and held harmless by the Funds against any and all liability, loss, damages, cost and expense which may arise occurring by reason of, or be based upon, any matter connected with or related to this Plan or its administration (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or in settlement of any such claim.

5.12.3 Indemnity. The Funds shall indemnify and hold the Plan Administrator and each employee, officer or trustee of the Funds harmless against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or the administration of the Plan (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim) to the fullest extent permitted under applicable law, except when the same is judicially determined to be due to the gross negligence or willful misconduct of the Plan Administrator or such employee, officer or trustee.

ARTICLE 6. ADDITIONAL MATTERS

6.1 Right to Amend or Terminate. The Board may at any time amend the Plan in any respect, retroactively or otherwise, or terminate the Plan. The Board may also adopt separate plan documents for some or all of the deferred compensation arrangements of the Funds (preserving such provisions as may be required for compliance with Section 409A) if it determines that such arrangements should be administered separately. However, no such amendment or termination shall reduce the amount of deferred Compensation, as adjusted for imputed earnings and losses, payable to any Participant as of the date of such amendment or termination. In the event of the termination of the Plan, to the extent permitted by Section 409A of the Code and applicable regulations thereunder, the Board, in its sole discretion, may choose to pay out Participants’ Accounts prior to the designated Payment Dates. Otherwise, following a termination of a Fund’s deferred compensation arrangement, income, gains and losses shall continue to be credited to each Account with respect thereto in accordance with the provisions of this Plan until the time such Accounts are paid out. Without limiting the foregoing, the Board may direct that the separate deferral arrangement of a particular Fund be segregated and the appropriate portion of the Accounts be paid as soon as practicable in accordance with the requirements of Section 409A to the Trustees with deferred compensation thereunder, in connection with the complete liquidation of the Fund. If one Fund is merged with another Fund, the surviving Fund shall be obligated to pay the deferred compensation obligations of both of the original Funds without change to the payment terms or other rights under the Plan.

6.2 Usage. Whenever applicable, the masculine gender, when used in the Plan, includes the feminine gender, and the singular includes the plural.

6.3 Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

6.4 Captions. The captions in this document and in the table of contents are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan and shall in no way affect the Plan or the construction of any provision thereof.

6.5 Right of Discharge Reserved. Nothing contained in this Plan shall be construed as a guaranty or right of any Participant to be continued as a Trustee of one or more of the Funds (or of a right of a Trustee to any specific level of Compensation) or as a limitation of the right of the Funds to remove any of its trustees.

6.6 Governing Law and Construction.

6.6.1 The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement subject to and in compliance with Section 409A of the Code and shall be construed and interpreted accordingly. Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

6.6.2 No action shall be brought by or on behalf of any Participant or Beneficiary for or with respect to benefits due under this Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure. Any such action must be commenced within three years. This three-year period shall be computed from the earlier of (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s claim review procedure or (b) the date such individual’s cause of action first accrued.

6.6.3 Any dispute, controversy or claim arising out of or in connection with this Plan (including the applicability of this arbitration provision) and not resolved pursuant to the Plan’s claim review procedure shall be determined and settled by arbitration conducted by the American Arbitration Association (“AAA”) in the County and State of the Funds’ principal place of business and in accordance with the then existing rules, regulations, practices and procedures of the AAA. Any award in such arbitration shall be final, conclusive and binding upon the parties to the arbitration and may be enforced by either party in any court of competent jurisdiction. Each party to the arbitration will bear its own costs and fees (including attorney’s fees.)

JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST III

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

JPMORGAN INSURANCE TRUST

JPMORGAN INSTITUTIONAL TRUST

UNDISCOVERED MANAGERS FUNDS

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

DEFERRED COMPENSATION PLAN FOR ELIGIBLE TRUSTEES

BENEFICIARY DESIGNATION

I understand that if I die while any amounts stand credited to my account under the DEFERRED COMPENSATION PLAN FOR ELIGIBLE TRUSTEES (the “Plan”), the entire balance of such account will be paid in accordance with the Plan to the Beneficiary or Beneficiaries I have designated.

If no properly designated Beneficiary survives me, the entire balance of my account will be paid to my estate. If I designate more than one Beneficiary and one of them dies before me, the amount that would otherwise have been paid to him or her will be paid to my estate. If a Beneficiary and I shall die in a common accident or disaster, or under circumstances that make it difficult or impractical to determine who survived the other, then for purposes of distribution of benefits under this Plan, such Beneficiary shall be deemed to have died before me.

I hereby revoke any prior designation of Beneficiary under the Plan, and designate the following as my Beneficiary or Beneficiaries under the Plan:

I.	Primary Beneficiary

I hereby appoint the following as my Primary Beneficiary(ies) to receive at my death the amounts credited to my Deferral Account under the Agreement. If I am survived by more than one Primary Beneficiary, such Primary Beneficiaries shall share equally in such amounts unless I indicate otherwise on this form:

Name	Share	Address	Relationship[1]

[1]	For aid in identification only.

TRUSTEE NAME:

Blue Form

II.	Secondary Beneficiary

I hereby appoint the following as Secondary Beneficiary(ies) to receive death benefits under the Agreement if none of my Primary Beneficiaries survive me. If I am survived by more than one Secondary Beneficiary, such Secondary Beneficiaries shall share equally unless I indicate otherwise on this form:

Name	Share	Address	Relationship[2]

I understand that this designation is effective when received by Plan Administrator and will remain effective until replaced by a properly filed new designation.

Date
Signature

Print Name

[2]	For aid in identification only.

JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST III

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

JPMORGAN INSURANCE TRUST

JPMORGAN INSTITUTIONAL TRUST

UNDISCOVERED MANAGERS FUNDS

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

DEFERRED COMPENSATION PLAN FOR ELIGIBLE TRUSTEES

DEFERRAL AND PAYMENT DATE ELECTION FORM

I.	Fee Deferral

I hereby elect to defer under the DEFERRED COMPENSATION PLAN FOR ELIGIBLE TRUSTEES (the “Plan”)    % (in increments of 10%) of any fees that become payable to me in respect of the calendar year beginning January 1, 20 . I understand that if I wish to make a deferral, I must return this election form no later than December  , 20 , and that the election is irrevocable. I understand that this election will remain in effect with respect to fees I earn in subsequent years unless I modify or revoke it. I further understand that such modification or revocation will be effective only prospectively and will apply commencing with the fees earned in the calendar year that begins after the change is received by the Plan Administrator.

II.	Payment Date*

I hereby designate one of the following as my Payment Date [place an “X” preceding your choice and fill in the missing information, as applicable]:

   January 1,    .

   The first day of the quarter following the termination of my services as a Trustee.

   The later of (a) January 1,     or (b) the first day of the quarter following the termination of my services as a Trustee.

   The earlier of (a) January 1,     or (b) the first day of the quarter following the termination of my services as a Trustee.

[Note: In accordance with §409A and regulations thereunder, administrative delays in making the actual payment within the applicable grace period will not affect the Payment Date.]

*	If you are changing a previously Selected Payment Date, the newly designated Payment Date must be at least five years later than your last designated Payment Date.

TRUSTEE NAME:

Green Form

III.	Payment Form.

I wish to receive the deferred fees in the form designated below [place an “X” preceding your choice and fill in the missing information, as applicable]:

   A lump sum payment.

   Quarterly installment for a period of    [pick either 5 or 10] years.

I have read the documents governing the Plan and my deferrals thereunder and agree to be bound by the Plan’s terms. I understand that amounts credited to my account under the Plan by the Funds remain the general assets of the Funds and that, with respect to the payment of such amounts, I am only a general creditor of the Funds. I may not sell, transfer, encumber, pledge, assign or otherwise alienate the amounts held under Plan.

Date
Signature

Print Name

JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST III

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

JPMORGAN INSURANCE TRUST

JPMORGAN INSTITUTIONAL TRUST

UNDISCOVERED MANAGERS FUNDS

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

DEFERRED COMPENSATION PLAN FOR ELIGIBLE TRUSTEES

DEEMED INVESTMENT ELECTION FORM

I hereby elect to have my deferred fees adjusted for deemed investment gains or losses as if actually invested in the Funds designated below [insert percentage for each fund in whole number not less than 10 and print the name of the Fund; total must equal 100%]:1

%

%

%

%

%

%

These deemed investment elections should apply to [check one]:

  my entire account balance (rebalancing2); or

  amounts deferred after this Deemed Investment Election Form is received.3

[1]	You may not designate any portion of your deferred fees to be deemed invested in any closed-end funds.
[2]

If you choose rebalancing, the entire amount standing credited to your account will be re-allocated in accordance with your new designations on the second business day of the calendar quarter following receipt of the designation form.

[3]

If you choose to have the designations apply to newly deferred amounts, then from the date of the first payment in the calendar quarter following receipt of the designation form, deferred amounts will be deemed invested in those funds, but amounts from prior deferrals will continue to be deemed to be invested in accordance with your earlier elections.

TRUSTEE NAME:

Yellow Form

I understand that this election will remain effective in accordance with the terms of the Plan until replaced by a properly filed new election. I further understand that the allocation of my account under the Plan among the investment choices indicated on this form is for accounting purposes only, and that I do not and will not have any beneficial interest in the designated funds.

Date
Signature

Print Name